Exhibit 99.1

For Release: Immediately

Contact: Garry McCann, President  (011) 447-900357945

Stock Symbol: PLMO - OTC Bulletin Board

Pulmo BioTech Announces Appointment of Chief Financial Officer

NEW YORK, May 2, 2008, Pulmo BioTech Inc. (OTCBB:PLMO) announced today that it has appointed Rajiv Garg as its Chief Financial Officer.

Pulmo BioTech Chief Executive Officer Garry McCann said that he was very pleased that Rajiv had agreed to join the company and that Rajiv's experience and financial acumen would be of great benefit to the company as it moved towards completion of its Phase I Human Trials and then into Phase II.

Rajiv has twenty one years of extensive experience in the investment banking and finance industry covering financial control, evaluation of businesses, regulatory liaison and development of macro/micro risk management systems.

Rajiv was educated at Westminster College in London, UK and the University of Delhi in India. He has an Honours Degree in Commerce and is a Member of the Institute of Chartered Accountants, a Member of the Securities and Futures Authority and a Member of the Global Association of Risk Professionals.

About Pulmo BioTech Inc.

Pulmo BioTech Inc. specializes in the development and marketing of medical technology and research. Our proven strengths combine extensive commercial experience and academic credentials. The principal staff members are acknowledged experts in their specialized fields, and work with a broad range of investment institutions. Pulmo BioTech's mission is to utilize scientific imagination and drive, together with managerial and financial acumen, to bring innovative and profitable products to the marketplace to the benefit of all stock holders.

About PulmoScience Inc.

PulmoScience Inc. was established in 2006, and is currently developing a non-invasive Molecular Imaging technique for the diagnosis of Pulmonary Embolism, Pulmonary Hypertension and Lung Inflammatory diseases under the trade name PulmoBind

The company was conceived within the Montreal Heart Institute "MHI" (a world renowned hospital and educational facility). Jointly owned by MHI subsidiary Innovacor as the technical and operational partner, Dr Jocelyn Dupuis (the scientific director and originator of the PulmoBind Molecular Imaging technology), and by Pulmo BioTech Inc as the funding partner, PulmoScience Inc aims to develop this unique and exciting technology, to fund necessary trials, and to bring the products to market.

PulmoScience believes that the market for its product candidates is worth in excess of $500 million per annum and that, provided Regulatory Approval is achieved, the safety and efficacy of its products could allow it to dominate that market.

About PulmoBind

PulmoBind uses an intravenously delivered radionuclide tagged molecule which specifically bonds to the inner walls of the circulatory system in the lungs, and by the use of an external Gamma Camera allows an image of the integrity of the blood vessels throughout the lungs to be seen by a diagnostic clinician. PulmoScience is currently undertaking Regulatory Approval for Phase I Human Trials, and while subsequent results from additional tests might not corroborate the current results, PulmoScience believes that PulmoBind has the potential to dominate the market for the diagnosis of Pulmonary Embolism. In particular, this belief is driven by PulmoScience's expectations of the improved safety and efficacy that PulmoBind will offer when compared to the current incumbent nuclear medicine based technology for the diagnosis of Pulmonary Embolism. In addition, early indications are that PulmoBind could be highly effective in the early stage diagnosis of Pulmonary Hypertension, a condition for which there is no current front line diagnostic test. The addressable market for the product candidates being developed by PulmoScience is believed by the company to be worth in excess of $500 million per annum.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, regulatory approval, events or developments are forward-looking statements. It is possible that the future performance and of the company may differ materially from current expectations, depending on economic conditions and the uncertainty of regulatory approval. A change in economic conditions may have a particularly volatile effect on results. Among the other factors which may affect future performance are: competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including difficulties entering new markets and general economic conditions such as inflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.